                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO.1)

                                 Blackrock, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    09247X101
                                 --------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 / X /      Rule 13d-1(b)

 /   /      Rule 13d-1(c)

 /   /      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 09247X101
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Trustees of General Electric Pension Trust
         I.R.S. # 14-6015763
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /
(b)      /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York
--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES BENE-
FICIALLY                         None
OWNED BY                --------------------------------------------------------
EACH                    6.       SHARED VOTING POWER
REPORTING
PERSON WITH:                     851,911
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 851,911
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         851,911
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)

         / /
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.47% (10.29% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         EP
--------------------------------------------------------------------------------

CUSIP NO. 09247X101
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Investment Corporation, as Investment Manager of GEPT (as defined below)

         I.R.S. #22-2152310
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /
(b)      /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES BENE-
FICIALLY                         None
OWNED BY                --------------------------------------------------------
EACH                    6.       SHARED VOTING POWER
REPORTING
PERSON WITH:                     851,911
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 851,911
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         851,911
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)

         / /
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.47% (10.29% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IA, CO
--------------------------------------------------------------------------------

CUSIP NO. 09247X101
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts I.R.S. #06-1238874
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)      / /
(b)      /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES BENE-
FICIALLY                         66,764
OWNED                   --------------------------------------------------------
BY EACH                 6.       SHARED VOTING POWER
REPORTING
PERSON WITH:                     None
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 66,764
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         66,764
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

         / /
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.74% (10.29% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *
         IA, CO
--------------------------------------------------------------------------------

CUSIP NO. 09247X101
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Company
         I.R.S. #14-0689340
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /
(b)      /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York
--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES BENE-
FICIALLY                         0
OWNED                   --------------------------------------------------------
BY EACH                 6.       SHARED VOTING POWER
REPORTING
PERSON WITH:                     Disclaimed (see 9 below)
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 0
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric
           Company
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
         /X/  Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO
--------------------------------------------------------------------------------

CUSIP NO.  09247X101
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Capital Services, Inc. (formerly, General Electric Financial Services, Inc.)
         I.R.S. #06-1109503
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /
(b)      /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES BENE-
FICIALLY                         None
OWNED                   --------------------------------------------------------
BY EACH                 6.       SHARED VOTING POWER
REPORTING
PERSON WITH:                     Disclaimed (see 9 below)
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric
           Capital Services, Inc.
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
         /X/  Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO
--------------------------------------------------------------------------------

CUSIP NO.  09247X101
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Coregis Insurance Company
         I.R.S. #
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /
(b)      /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Indiana
--------------------------------------------------------------------------------
NUMBER OF               5.       SOLE VOTING POWER
SHARES BENE-
FICIALLY                         7,599
OWNED                   --------------------------------------------------------
BY EACH                 6.       SHARED VOTING POWER
REPORTING
PERSON WITH:                     None
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 7,599
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,599
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)

         / /
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .08% (10.29% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC
--------------------------------------------------------------------------------

INTRODUCTORY NOTE: This Amendment No. 1 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 14, 2000 (as amended, the "Schedule 13G"). This Amendment No. 1 is filed on behalf of GE, GEIC, GEAM, GEPT, General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS") and Coregis Insurance Company, an Indiana corporation and an indirect wholly owned subsidiary of GECS ("Coregis") (collectively, the "Reporting Persons"). GEIC is a registered investment adviser and acts as the Investment Manager of GEPT, and may be deemed to be the beneficial owner of 851,911 shares of Common Stock of Blackrock, Inc. (the "Issuer") owned by GEPT. GEAM is a registered investment adviser and acts as an Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 66,764 shares of Common Stock of the Issuer owned by such entities or accounts. GEAM, GEPT, GEIC, GECS, and Coregis each expressly disclaim that they are members of a "group". GECS disclaims beneficial ownership of all shares held by Coregis. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

ITEM 1(a)         NAME OF ISSUER

                  Blackrock, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

                  345 Park Avenue, New York, New York 10154

ITEM 2(a)         NAME OF PERSON FILING

                  Trustees of General Electric Pension Trust (See Schedule II)

                  General Electric Investment Corporation, as Investment Manager of GEPT.

                  GE Asset Management Incorporated, as Investment Adviser to certain entities and accounts.

                  General Electric Company

                  General Electric Capital Services, Inc.

                  Coregis Insurance Company

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  The address of the principal offices of GEPT, GEIC, GECS and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike,

                 Fairfield, Connecticut 06431. The address of the principal offices of Coregis is 181 West Madison, Chicago, Illinois 60602.

ITEM 2(c)        CITIZENSHIP

                 General Electric Pension Trust - New York common law trust General Electric Investment Corporation - Delaware corporation GE Asset Management Incorporated - Delaware corporation General Electric Company - New York corporation
                 General Electric Capital Services, Inc. - Delaware corporation Coregis Insurance Company - Indiana corporation

ITEM 2(d)        TITLE OF CLASS OF SECURITIES

                 Common Stock

ITEM 2(e)        CUSIP NUMBER

                 09247X101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 (a) [ ] Broker or Dealer registered under Section 15 of the
                         Act (15  U.S.C.78o)

                 (b) [ ] Bank as defined in Section 3(a)(6) of the Act
                         (15 U.S.C.78c)

                 (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c)

                 (d) [ ] Investment Company registered under Section 8 of the
                         Investment Company Act of 1940 (U.S.C.80a-8)

                 (e) [ ] An Investment Adviser in accordance with Section
                         240.13-1(b)(1)(ii)(E)

                 (f) [ ] An Employee Benefit Plan or Endowment Fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F)

                 (g) [ ] A Parent Holding Company or Control Person in
                         accordance with Section 240.13d-1(b)(1)(ii)(G)

                 (h) [ ] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act (U.S.C. 1813)

                 (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                 (j) [X] Group, in accordance with Section 240.13d-1(b)(1)(ii)
                         (J)

ITEM 4            OWNERSHIP


                                                          GEPT           GEIC           GEAM             GE
(a)    Amount beneficially owned                        851,911         851,911        66,764             0
(b)    Percent of class                                  9.47%           9.47%          0.74%        disclaimed
(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote       None           None          66,764           None

       (ii)   shared power to vote or direct            851,911         851,911         None         disclaimed

       (iii)  sole power to dispose or to direct
              disposition                                 None           None          66,764           None

       (iv)   shared power to dispose or to direct
              disposition                               851,911         851,911         None         disclaimed


ITEM 4            OWNERSHIP

                                                        COREGIS          GECS            GE
(a)    Amount beneficially owned                         7,599             0              0
(b)    Percent of class                                   .08%        disclaimed     disclaimed
(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote      7,599           None           None

       (ii)   shared power to vote or direct              None        disclaimed     disclaimed

       (iii)  sole power to dispose or to direct
              disposition                                7,599           None           None

       (iv)   shared power to dispose or to direct
              disposition                                 None        disclaimed     disclaimed


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  [  ]

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable

ITEM 10           CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000


                                          GENERAL ELECTRIC PENSION TRUST
                                          By:  General Electric Investment
                                          Corporation, its Investment Manager


                                          By:   /s/ MICHAEL M. PASTORE
                                              ---------------------------------
                                                 Name:  Michael M. Pastore
                                                 Title:  Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000


                                        GENERAL ELECTRIC INVESTMENT
                                        CORPORATION


                                        By:   /s/ MICHAEL M. PASTORE
                                              ---------------------------------
                                               Name:  Michael M. Pastore
                                               Title:  Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000


                                         GE ASSET MANAGEMENT
                                         INCORPORATED


                                         By:  /s/ MICHAEL M. PASTORE
                                            --------------------------------
                                             Name: Michael M. Pastore
                                             Title:  Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000


                                        GENERAL ELECTRIC COMPANY


                                        By:  /s/ JOHN H. MYERS
                                           ----------------------------------
                                              Name: John H. Myers
                                              Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 30, 2000


                                        GENERAL ELECTRIC CAPITAL
                                        SERVICES, INC.


                                        By:  /s/ MICHAEL E. PRALLE
                                           -------------------------------
                                              Name: Michael E. Pralle
                                              Title: Attorney-in-Fact

                                POWER OF ATTORNEY

         The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

         Name of Attorney:

                                    Michael A. Gaudino
                                    Robert O. Oreilly, Sr.
                                    Marry K. Stegelmann
                                    James Ungari
                                    Leon E. Roday
                                    J. Gordon Smith
                                    Michael E. Pralle
                                    Iain MacKay
                                    Jonathan K. Sprole
                                    Barbara J. Gould
                                    Robert L. Lewis
                                    Wendy E. Ormond
                                    Mark F. Mylon

         Each attorney shall have the power and authority to do the following:

         To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

         Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                    General Electric Capital Services, Inc.

         (Corporate Seal)

                                    By:  /s/    NANCY E. BARTON
                                         ---------------------------------------
                                         Nancy E. Barton, Senior Vice President

Attest:

/s/ BRIAN T. MACANANEY
-----------------------------------------
Brian T. McAnaney, Assistant Secretary

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000


                                           COREGIS INSURANCE COMPANY


                                           By: /s/ PATRICIA L. KUBERA
                                               ---------------------------------
                                                Name: Patricia L. Kubera
                                                Title: Senior Vice President

                                                                      SCHEDULE I


                             JOINT FILING AGREEMENT

                  This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Blackrock, Inc. is being filed on behalf of each of the undersigned.


Dated: March 30, 2000                  GENERAL ELECTRIC PENSION TRUST

                                       By: General Electric Investment
                                       Corporation, its Investment Manager


                                       By:  /s/ MICHAEL M. PASTORE
                                          ------------------------------------
                                             Name: Michael M. Pastore
                                             Title:  Vice President


                                       GENERAL ELECTRIC INVESTMENT CORPORATION


                                       By:  /s/ MICHAEL M. PASTORE
                                          ------------------------------------
                                             Name: Michael M. Pastore
                                             Title:  Vice President


                                       GE ASSET MANAGEMENT INCORPORATED


                                       By:  /s/ MICHAEL M. PASTORE
                                          ------------------------------------
                                             Name: Michael M. Pastore
                                             Title:  Vice President


                                       GENERAL ELECTRIC COMPANY


                                       By:  /s/ JOHN H. MYERS
                                          ------------------------------------
                                             Name: John H. Myers
                                             Title: Vice President

                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                        By:  /s/ MICHAEL E. PRALLE
                                           ------------------------------------
                                              Name: Michael E. Pralle
                                              Title: Attorney-in-Fact

                                        COREGIS INSURANCE COMPANY

                                        By:  /s/ PATRICIA L. KUBERA
                                           ------------------------------------
                                             Name: Patricia L. Kubera
                                             Title: Senior Vice President

                                                                     SCHEDULE II



                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06905

   The names of the Trustees of General Electric Pension Trust are as follows:




                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker